Exhibit 99.1

LABSTYLE INNOVATIONS SIGNS DISTRIBUTION AGREEMENT FOR DARIO IN THE UNITED KINGDOM WITH FARLA MEDICAL

Advances strategy for commercialization of smartphone-powered blood glucose monitor upon receipt of CE mark

RAMAT GAN, Israel (April 25, 2013) – LabStyle Innovations Corp. (OTCQB: DRIO), developer of the Dario™ smartphone-based diabetes management system, announces the signing of an exclusive distribution agreement for Dario with Farla Medical, Inc., a leading medical supplies distributor based in the United Kingdom.

Under the terms of the three-year agreement, Farla will market and distribute Dario and its all-in-one software system and proprietary test strips to primary-care medical practices, clinics, hospitals and patients throughout the U.K. and Belgium. Farla currently sells products to the vast majority of family practices in the U.K. Sales minimums were not disclosed.

Farla also will also be responsible for promoting Dario in the named geographies. Planned marketing campaigns are directed to diabetes centers, gatherings of medical professionals, the U.K. national healthcare system and social media marketing. LabStyle will support Farla’s work to build awareness and drive sales of Dario via patient awareness utilizing its own online presence.

According to Diabetes UK, there are more than 3 million patients with diabetes in the U.K. and there are more than 600,000 diabetics in Belgium.  Dario is designed to meet the blood glucose monitoring needs of all patients with diabetes, but in particular Type I diabetics (who represent approximately 10% of all diabetics), as well as Type II insulin-dependent patients who test themselves multiple times a day.

“This is a significant milestone for our Dario commercialization efforts and represents the first of what we hope will be several distribution agreements for the product,” said Oren Fuerst, Ph.D., Chairman and Chief Executive Officer of LabStyle Innovations. “Dario is now one step closer to revolutionizing the user experience for diabetic patients in the U.K. and Belgium who self-monitor their blood glucose levels.”

Dr. Fuerst added, “Farla is an excellent and well-known distributor and will make an outstanding partner for us. We are looking forward to commencing sales once Dario receives the CE mark, which we expect to occur in the coming few months, and to working with distributors like Farla, as well as utilizing our own Internet-driven, direct-to consumer sales and marketing efforts.”

“We are proud to add Dario to our portfolio of products,” said Samuel Zalcberg of Farla Medical. “This innovative product with leading-edge software and the promise of an enhanced user experience should be particularly appealing to our sales representatives across the U.K. and Belgium. The functionality of Dario, which provides important and tailored information and insight to patients, their caregivers and physicians, should lay the foundation for improved patient care, while the system’s ease of use creates the potential for more frequent blood glucose testing.”

Following receipt of CE mark, Dario is expected to be available through healthcare practitioners and by ordering online http://www.farlamedical.co.uk or www.mydario.com. The Dario strips will be priced comparably to currently available high-end strips and will be reimbursed by insurers.

About LabStyle Innovations

LabStyle Innovations Corp. has developed and is commercializing a patent-pending technology that seeks to bring laboratory testing capabilities to consumers in a distinctive, easy to use and affordable way through the use of smartphones such as iPhones. LabStyle’s initial product is Dario™, a stylish, easy-to-use device and software system that will compete in the multibillion-dollar market for patient self-monitoring of blood glucose (SMBG) products.  Dario is a comprehensive, patent-pending system that combines an all-in-one SMBG device consisting of a lancet (to obtain a blood sample), a device-specific disposable test strip cartridge and a smartphone-driven glucose reader adaptor, coupled with a smartphone app and internet-based data services.

About Farla Medical

Farla Medical was founded in 2002 and now is recognized as a leading name in U.K. medical supplies. It supplies more than 10,000 products and manufactures nearly 500 product lines through its EconoTest, MediRange and InstraMed ranges, supplying GP practices, clinics and hospitals throughout the U.K.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of LabStyle Innovations Corp. (the “Company”) related thereto contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for regulatory approvals for, and the commercial launch of, Dario) may differ significantly from those set forth in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:	LHA
Kim Sutton Golodetz
212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR

LabStyle Innovations Corp.
Dr. Oren Fuerst, Chairman/CEO
646-652-6531
oren@mydario.com

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